EX-10.16 2 rcat1102forms1a1exh10_16.htm LEASE DATED APRIL 6, 2017 BY AND BETWEEN CAYMAN ENTERPRISE CITY LTD AND FAT SHARK HOLDINGS, LTD

Exhibit 10.16

OFFICE SPACE LICENSE AGREEMENT

This Office License is made this __th day of October, 2020 between The Yacht Club, LLC, a Puerto Rico limited liability company, represented herein by its manager EMSL LLC (hereinafter called “Licensor”) and Red Cat Holdings, a Puerto Rico limited liability company represented herein by its manager Jeff Thompson (hereinafter “Licensee”).

1.       PREMISES

1.01	Description of Premises. Licensor hereby licenses to Licensee, and Licensee hereby licenses from Licensor, a portion of the Building, as specified in the Memorandum of License and further described in Exhibit "A" attached hereto (the "Premises"). The Licensor reserves the right to verify the exact area of the Premises by using the BOMA standard (ANSI-Z65.1-1980) for measurement of multi-ten ant's space. This License does not include any exterior portion of the Building. This License does not grant any right to light or air, over or about, the Premises or Building.
1.02	Condition of Premises. Effective with the Commencement Date, the Premises shall be in the condition detailed in Exhibit A-I, if any. By occupying the Premises, Licensee acknowledges that it has had full opportunity to examine the Building, including the Premises, and is fully informed, independently of Licensor, as to the character, construction and structure of the Building and of the Premises. It is agreed that by occupying the Premises, Licensee formally accepts the same in its "As is" condition, and acknowledges that Licensor has complied with all requirements imposed upon it under the terms of this License.

1.03	Access. Licensee shall, at all times, during the Term of the License, have full and unimpaired access to the Premises and to all parking areas, walkways, access ways and other common areas of the Building. Appurtenant to the License are the rights of ingress and egress to the Premises, the right in common with others to use the elevators and common passageways, stairways and vestibules in the Building and the right to go through and park on that portion of structure owned by Licensor, designated by it for parking purposes and Licensed to Licensee.
1.04	Parking. Licensee shall have the number of parking spaces allotted for its exclusive use as detailed in the Memorandum of License during business hours but excluding during special events, which might occur periodically. Licensee's use of the parking spaces are included in the Base Rent as specified in the Memorandum of License; which may change from time to time with previous notice; additional parking spaces shall be available subject to Licensor’s availability, on a month to month basis, at a rate mutually agreed. Parking spaces shall be located adjacent to the Building. There are no special designated areas for Licensee's customers. Licensee shall have to pay the prevailing one-time rate for each access card and/or beeper for the parking facility it procures from Licensor. Any violation by Licensee's employees may, at Licensor's option (exercisable in its reasonable discretion), result in the loss of parking privileges for any employees, within 24-hours' notice. Licensor reserves the right to deactivate, with previous 24-hour's notice, the access cards and/or beepers in the event Licensee defaults on the monthly payment for said parking space and/or any term of the License.

1.05	Occupancy Share. Stated in the Memorandum of License is the ratio of the Available Square Feet of the Premises to the total Available Square feet of the Building. Licensor has informed Licensee that the Available Area of the Building is 14,103 square feet. Licensor reserves the right to increase or decrease the total available square feet of the Building; if this were to occur the total available area of the Building shall be measured, thus, the occupancy ratio will be amended so as to reflect the changes to the Building. If a portion(s) of the Building (but not the entire Building) is sold, transferred or conveyed, Licensee's Share will be changed to that percentage which shall be equal to a fraction, the numerator of which shall be the square feet of the area of the Premises, and the denominator of which shall be the aggregate available square feet of office space of Premises in that portion of the Building owned by Licensor at such time (and form time to time), as reasonably determined by Licensor's architect.

1.06	Relocation. Licensor, at its cost, shall have the right at any time during the term of this License Agreement, to relocate Licensee from the Premises to another space within the Building, reasonably convenient, adapted to the same purpose and of an equal value to the Premises. In the event Licensor exercises its right to relocate, Licensee shall surrender its actual Premises at the request of Licensor, provided that the substitute space is ready for Licensee's occupancy. Notwithstanding the above, Licensor shall make its best efforts to relocate Licensee to premises similar to Licensee's current existing Premises. In case of relocation, Licensee will have the option, but not the obligation, to terminate this License without penalty by written notice within fifteen (15) days of Licensor's relocation notice. In any case, Licensor shall reimburse Licensee for the improvements made and paid by Licensee, which shall be depreciated on a straight line basis based on the Term of this License. The improvements total costs shall be conditioned to evidence of invoices and expenses previously provided by Licensee according to this License, after taking into account Licensor's License Fee Rebates. If Licensee decides to terminate the License it shall vacate the Premises within sixty (60) days of Licensee's termination notice.

1.07	Right of Entry. Licensor shall have the right to enter and to grant licenses to others to enter the Premises at any reasonable time, upon reasonable prior notice, except in case of an emergency or potential default or after an event of default; and provided no unreasonable interruption to the office operation: (i) to examine the Premises; (ii) to make repairs, replacements and improvements to the Premises or to the Building, machinery, equipment and facilities, including the right during the progress of any such work to keep within the Premises all necessary materials, tools and equipment, or to repair or prevent water or wind damage; (iii) for the operation and maintenance of the Building; or (iv) to show the Premises to prospective purchasers or mortgagees (and during the last twelve months of the License Term, to prospective Licensees). Licensee's notice shall detail the needed repairs Licensor understands are required within the Premises (if any). If Licensee is not present to open and permit entry into the Premises, Licensor or Licensor’s agents may enter the same whenever such entry may be necessary or permissible (including for trash pickup or to provide other services as specified herein) by master key or other means. Reasonable care will be exercised to safeguard Licensee's property. Such entry shall not be construed as an illegal entry by Licensor or its agents. In case of an emergency, Licensor shall endeavor to notify Licensee before entering the Premises. If entry is the result of this section (i), (ii) and (iii), Licensor shall provide Licensee a report of any work performed within the Premises. During the last month of the Term, if Licensee shall have removed all or substantially all of Licensees property from the Premises, Licensor may terminate this License and immediately or at any time thereafter enter, alter, renovate or redecorate the Premises without limitation or abatement of License Fee, or incurring liability to Licensee for any compensation, and such act shall have no effect on this License or Licensee's obligations hereunder.
2.	TERM
2.01	Initial Term. The term of this License (the "Term") shall commence on the Commencement Date and expire on the Termination Date, both specified in the Memorandum of License. The expiration of the Term or the sooner termination of this License, pursuant to its provisions, is referred to in this License as the "License Termination". If the Commencement Date depends upon an uncertain or undefined date at the time of this contract's execution (for example, substantial completion of construction), then Licensor shall notify Licensee in writing the Commencement Date, which shall be the date of delivery of possession of the Premises. Notwithstanding anything herein to the contrary, Licensor shall reserve the right to require Licensee to relinquish occupancy of the Premises for a period of 24 hours once every 365 days.
3.	LICENSE FEE
3.01	Base License Fee. Licensee shall pay to Licensor in advance, without demand and without deduction, abatement, or setoff, as ''Base License Fee" the amount specified in the Memorandum of License in twelve equal monthly installments, on the first day of each month of the Term of the License, beginning on the Commencement Date. If the Commencement Date falls on any day which is not the first of the month, then the Base License Fee shall be apportioned for the balance of that month, and from thereon, it shall be paid on the first day of each and every month during the Term of this License. All additional costs, charges, expenses and payments detailed in this License Agreement which are on Licensee's account (including, but not limited to, Operating and Maintenance Expenses, Services, Utilities and Taxes), shall be deemed Additional License Fee. In the event that Licensee fails to timely pay such Additional License Fee, Licensor shall have all of the rights and remedies with respect thereto as are provided for herein or by applicable law in the case of non-payment of Monthly Base License Fee.

3.02	Additional License Fee. As provided in the Memorandum of License, Licensee shall pay to Licensor as Additional License Fee its pro-rata share of Licensor's estimated Operating Expenses for the current calendar year the "Estimated Operating Expenses" in twelve equal monthly installments, in advance, on the first day of each month of the Term, beginning on the Commencement Date. Within the first three months following the end of each calendar year or following the License Termination, as the case may be, Licensor shall provide to Licensee an invoice (the “Invoice") for the difference between the Estimated Operating Expenses paid by Licensee as provided above and Licensee's pro-rata share of Licensor's Actual Operating Expenses for such calendar year. The Invoice shall include in reasonable detail all computations of the Additional License Fee. Licensee shall pay the Invoice for the Additional License Fee within thirty days following receipt of it. Commencing on January 1st of the following calendar year and from thereon, on each and every first day of the calendar year during the Term of this License, Licensee shall pay to Licensor, without demand, deduction, abatement or set-off, as "Additional License Fee", its pro-rata share of the Actual Operating Expenses incurred by Licensor for the preceding calendar year. The Invoice shall reflect the adjustments of the previous months and for any month following the Invoice, Licensee must pay the new pro-rata share stated therein.

3.03	Late Payment. Licensee covenants to pay the Base and Additional License Fee as herein set forth, when due and without notice, demand, abatement, deduction, or setoff in lawful money of the United States. If any installment of Monthly Base License Fee or any Additional License Fee is not paid within ten (10) calendar days ("Grace Period") after such installment of Monthly Base or Additional License Fee has become due, Licensee shall also pay to Licensor without demand a late charge at the rate stated in the Memorandum of License thereon from the due date until such installment is fully paid ("Late Charge"). Such Late Charge shall be due and payable as Additional License Fee with the next month's License Fee. Licensor shall have all the rights and remedies provided herein for monetary defaults to recover from Licensee any unpaid Late Charge. Any Late Charge payable by Licensee pursuant to this License shall be calculated from the day such expenditure is made or obligation is incurred until the date when such payment is finally and completely paid by Licensee to Licensor.

No payment by Licensee or receipt by Licensor of a lesser amount than the Monthly Base License Fee and Additional License Fee stipulated in this License shall be deemed to be other than on account of the earliest stipulated Monthly Base License Fee or Additional License Fee, nor shall endorsement or statement on any check or in any letter accompanying any check or payment, prejudice Licensor's right to recover the balance of such Monthly Base License Fee and Additional License Fee or pursue any other remedy provided in this License, at law or in equity. Payment will first be applied towards the unpaid License Fee and then to interest until paid in full.

3.04	Additional License Fee Adjustment Mechanism. Following the furnishing of the Invoice for Additional License Fee due for a prior calendar year, Licensee shall pay Licensor in the event of an increase:

(1)	Any unpaid amount of Licensee's Pro-rata Share of any increase in the Licensor's Operating Expenses over the Estimated Operating Expenses paid by Licensee for the prior calendar year;

(2)	A sum equal to one-twelfth of the Licensee's Pro-rata Share of such increase multiplied by the number of months then elapsed since January 1st of the then current calendar year;

(3)	Thereafter, until the next Additional License Fee invoice or statement of account shall be rendered, the monthly Additional Payment under this License shall be increased, by an amount equal to one twelfth of the Licensee's share of such increase in the Additional License Fee.

In the case of a decrease in the Additional License Fee, the Licensee shall be entitled to:

(1)	Credit for any decrease due for Additional License Fee by reason of having paid for the same in excess in the monthly License Fee payment during the prior calendar year;

(2)	Credit against the monthly License Fee payment a sum equal to one twelfth of the Licensee's share of such decrease multiplied by the number of months then elapsed since January 1st of the then current calendar year;

To this effect, any such amounts to be reimbursed by Licensor to Licensee under one (1) and two (2) above, shall be deducted from Licensee's next monthly License Fee payment and if the credit was larger than said monthly License Fee payment, any balance shall be deducted from the following License Fee payments, and

(1)	Thereafter, until the next Additional License Fee invoice or statement of account shall be rendered, the monthly Additional Payment under this License shall be decreased, by an amount equal to one twelfth of the Licensee's share of such decrease in the Additional License Fee.

3.05	Final Year Adjustment. If this License terminates on any day other than the thirty-first (31st) day of December, the Additional License Fee payable for the year of License Termination shall be prorated. During the year of the License Termination, Licensor may, in lieu of an end-of-year accounting, bill Licensee for the year's Additional License Fee based upon the previous year's increase or decrease in the Operating Expenses. Licensor shall, in that event, send the Invoice to Licensee at least thirty (30) days prior to the License Termination,

3.06	License Fee is Net. Licensee agrees that all charges in respect of the Premises are absolutely net to Licensor after payment of all expenses and charges, and that Licensee is responsible to pay for all costs and expenses of every kind or nature whatsoever associated with the Premises, which shall be borne by Licensee, except for debt service of Licensor and as otherwise specifically set forth herein.

3.07	Security Deposit.

(a)	If so stated in the Memorandum of License, Licensee shall deposit with Licensor at the time of the execution of this License Agreement, the Security Deposit to insure the faithful performance and observance by Licensee of the terms and conditions of this License Agreement. Licensor may, but shall not be required to, use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of the whole or any part of the Full License Fee, or for any sum which Licensor may expend or may be required to expend by reason of Licensee's default of any of the terms and conditions of this License Agreement, including the repair of damages caused by Licensee to the property.

(b)	In the event that Licensor should apply any part of the Security Deposit to cure any default of Ten ant, Licensee shall, upon demand, deposit with Licensor the amount so applied so that Licensor shall have the full Security Deposit on hand at all times during the License Tenn.

(c)	In the event that Licensee shall fully and faithfully comply with all of the terms and conditions of this License Agreement, the balance of the Security Deposit shall be returned to Licensee, without interest, within 30 days after the Termination Date and after delivery to and acceptance of the Premises by Licensor.

In the event of a sale of the land or the Building, or leasing of the Building, Licensor shall have the right to transfer the Security Deposit to the vendee or lessee and Licensor shall thereupon be released from all liability for the return of the Security Deposit. In such event, Licensee shall look solely to the new Licensor, under the same terms and conditions of this License Agreement, for the return of the Security Deposit. Licensee shall not assign or encumber the Security Deposit and, neither Licensor, nor its successors or assigns, shall be bound by any such assignment or encumbrance.

4.       OPERATING EXPENSES

4.01	Definition of Operating Expenses. The term "Operating Expenses" as used in this License, means all reasonable expenses incurred by Licensor with respect to the maintenance and operation of the Building, as determined by generally accepted accounting principles consistently applied, as set forth below (an estimate of which is attached as Exhibit [ ]):

(a)	Costs of maintenance, including the obligations set forth in Section 5.01, subject to the provisions of Section 4.02 below

(b)	Costs of services and utilities of Common Areas, as set forth in Section 6 below;

(c)	management fees, wages and fringe benefits payable to employees of Licensor whose duties are connected with the operation and maintenance of the Building, to be reduced pro-rata if such employees devote less than 100 of their time to work at the Building;

(d)	Real property taxes which accrue against the Building during the Term, subject to the provisions of Section 7 below;

(e)	Premiums for the types and amounts of insurance coverage Licensor is required to carry as set forth in Section 11.02 below;

(f)	Any amortized costs of capital improvements or expenditures that will create or generate a saving in the Operating Expenses, such as energy saving devices.

(g)	The cost of compliance with all applicable laws and regulations.

4.02       Exclusion from Operating Expenses. “Operating Expenses” do not include:

(a)	any capital improvements as classified according to generally accepted accounting principles or other capital expenditure, any replacement of a capital item, or any extraordinary repair or leased payment on rented equipment of a capital nature provided that the cost of any repairs or replacements which are classified as capital improvements under generally accepted accounting principles shall be amortized with interest over the lesser of the useful life of the improvement or ten (10) years and included in Operating Expenses only to the extent of the amortized amount for the respective calendar year;

(b)	restoration work occasioned by any casualty pursuant to Section 11 below, or any other items for which Licensor is reimbursed by insurance or otherwise compensated, including direct reimbursement by any other licensee in the Building;

(c)	expenses incurred in leasing to or procuring licensees, including leasing commissions, advertising expenses, attorney's fees, concessions or allowances, and renovation costs;

(d)	interest, principal payments, or other costs related to any mortgage, ground rent under any ground Licenses or other indebtedness of Licensor;

(e)	any depreciation allowance or expense as well as any compensation paid to any employee of Licensor above the grade of building manager;

(f)	cost of maintenance obligations set forth in Section 5.03 below (Repair of Premises);

(g)	amounts paid for legal, arbitration, accounting, brokerage or other professional services in connection with the leasing of space or in connection with relationship or disputes with Licensees, former Licensees, or other occupants of the Building;

(h)	the cost of any work or services performed for, or facilities furnished to, any licensee (including Licensee) at such licensee's cost or at no cost (where such free work, services or facilities are not available to Licensee or not usable by Licensee);

(i)	any costs, fines, or penalties incurred due to violation by Licensor of any governmental rule or authority.

5.       MAINTENANCE AND REPAIRS

5.01       Licensor’s Obligations. Licensor shall maintain in good condition the:

(a)	structural parts of the Building, including, without limitation, the foundations, load bearing and exterior walls, painting of the Building and its common areas, subflooring, roof and roofing;

(b)	electrical, elevators, plumbing and sewage servicing of the Premises and of the Building;

(c)	windows and frames, gutters, and downspouts of the Building;

(d)	sidewalks, curbs, parking lots, and other common areas of the Building; and

(e)	ventilation, air-conditioning, conveyance, emergency power plant(s) and any other equipment and other support systems servicing the Premises and/or the Building.

5.02	Repair of Premises by Licensor. Licensor shall, at its cost and not as an Operating Expense, repair the Premises if they are damaged by:

(a)	any cause over which Licensee has no control, such as, condemnation or casualty;

(b)	any event or occurrence covered under the all risk insurance required under Section 10.02 of this License;

(c)	any act or omission of Licensor or its agents or employees; or

(d)	Licensor's failure to perform its obligations under this Section.

5.03	Repair of Premises by Licensee. Except as otherwise provided in this Section and in Section 9 below, Licensee shall:

(a)	At its cost maintain the interior of the Premises in good condition (normal wear and tear excepted). Licensee shall maintain the Premises in a clean and orderly condition that is consistent with the use and appearance of the Building.

(b)	All damage or injury to the Premises, or to the Building or the Building Systems outside of the Premises, caused by or arising from acts or omissions of Licensee, or of Persons Within Licensee's Control, including those which are structural, extraordinary and unforeseen, shall be promptly repaired, restored or replaced by Licensee, at Licensee's own cost and expense.

(c)	Licensee shall immediately, with no more than eight (8) hours of the event (or three (3) hours of being aware of the event), give Licensor verbal and written notice of any damage or injury to the Premises, or any defective condition in any plumbing, air conditioning system or electrical lines located in, servicing or passing through the Premises.

(d)	Licensee agrees to cooperate with all of Licensor's efforts related to achieving building efficiency and minimizing the Building's negative impact on the environment and human health; such as, but not limited to, energy saving initiatives and water conservation.

5.04	Common Areas. The Common Areas shall be subject to the exclusive control and management of Licensor, and Licensor may at any time redesign, re-designate, change, use or temporarily close any Common Areas to make repairs or changes, and may do such other acts in and to the Common Areas as in its judgment may be desirable. Licensee, its licensees, employees, agents, clients and invitees shall not interfere with the rights of Licensor or other Licensees or invitees to use any part of the Common Areas. Notwithstanding the above, if Licensor's work, change, redesign or use of the Common Areas shall affect the Permitted Use and quiet enjoyment of the Premises, then Licensee shall be entitled to notice in order to minimize the disruption to the quiet enjoyment of the Premises. Furthermore, in the event the Premises are substantially affected for more than ten (10) consecutive days, Licensor will make a reasonable and proper adjustment on Base License Fee.

6.	SERVICES

6.01	Common Areas. Licensor shall, as an Operating Expense, maintain the public and non-exclusive common areas of the Building, including parking, lobbies, stairs, elevators, corridors, restrooms, the windows in the Building, the mechanical, plumbing and electrical equipment serving the Building, and the structure itself in reasonably good order and condition except for damage occasioned by the act of Licensee, which damage shall be repaired by Licensor at Licensee's expense, and shall be billed as Additional License Fee.

6.02	Services. Licensor shall, as an Operating Expense, provide to the Building several services, such as: guard and security services, janitor and exterminating services for Common Areas, window cleaning, regular garbage and trash removal.

6.03	Licensee Areas. Licensor shall furnish the Premises, and invoice the Licensee directly, with:

(a)	Electricity for lighting and the operation of office machines and water.
(b)	Air conditioning.
(c)	Exterminating service.
(d)	Daily janitor service, five (5) days a week during the times and in the manner that such services are customarily furnished in comparable office buildings in the area.

6.04	Utilities. The Electricity and Water Charges may be revised by Licensor at any time to reflect changes in: (i) public utility company rates, including charges of any kind; or (ii) Licensee's consumption or demand. Any increase or decrease in the rate shall be effective as to Licensee on the same date it is effective as to Licensor.

6.05	Licensor Furnished Services. Licensor shall not be in default hereunder, nor be liable for any damages directly or indirectly resulting from, nor shall the License Fee herein reserved be abated by reason of, the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services. Licensor shall not be liable to Licensee for any loss, damage or expense which Licensee may sustain or incur if either the quantity or character of electrical service shall be changed or shall no longer be available or suitable for Licensee's requirements, unless, and to the extent, that they have been caused by the negligence or willful misconduct of Licensor. Licensor reserves the right to stop the furnishing of the Building Services and to stop service of the Building Systems, when necessary, by reason of accident, emergency or for Repairs and Alterations in the good faith business judgment of Licensor desirable or necessary to be made, until said Repairs and Alterations have been completed; and Licensor shall have no responsibility or liability for failure to supply water, elevator, plumbing, electric or other services during said period or, when prevented from so doing by strikes, lockouts, difficulty of obtaining materials, accidents or by any cause beyond Licensor's reasonable control, or by Legal Requirements or failure of electricity, water, or inability by exercise of reasonable diligence to obtain such services. No diminution or abatement of License Fee or other compensation, shall or will be claimed by Licensee, nor shall this License or any of the obligations of Licensee be affected or reduced, by reason of such interruption, curtailment or suspension, nor shall the same constitute an actual or constructive eviction. Licensor shall use its best efforts to diligently remedy any interruption in the furnishing of such services. Notwithstanding the above, any interruption of the Building Services that substantially affects the office's operations for more than ten (10) days, in circumstances wholly attributable to Licensor shall result in an adjustment on Base License Fee for the period that said interruption takes place.

6.06	Licensee's Cooperation. Licensee shall, at Licensee's own cost and expense, abide by all requirements which Licensor may reasonably prescribe for the proper protection and functioning of the Building Systems and the furnishing of the Building Services; provided that Licensor agrees not to enforce such requirements against Licensee in a discriminatory manner. Licensee also shall cooperate with Licensor in any energy or water conservation effort. At Licensor's election, Licensor shall furnish and install all replacement lighting tubes, lamps, bulbs and ballasts required in the Premises, and Licensee shall pay to Licensor or Licensor's designated contractor, upon demand, the then established reasonable charges of Licensor or said contractor, as the case may be.

6.07	Building's Special Services. Licensor's employees and subcontractors shall not perform any work or do anything outside of their regular duties unless under special instructions from the office of the Licensor or its Representative (as used in this Office License, “Representative” shall mean a representative, which has been duly authorized in writing by the applicable party to the other party until such time as notice is provided that such representative is no longer so authorized. The requirements of Licensees for special services will be attended, only, upon written application to Licensor or its Representative, at the Building’s administration office. The Licensee requesting a special service shall be solely responsible for its actual expense and its corresponding fifteen percent (15) management fee; this charge will be Additional License Fee and due within ten (10) days of its invoice.

7.	TAXES

7.01	Taxes. From and after the Commencement Date, and until the expiration or earlier termination of this License, Licensee shall pay its proportionate share of all Impositions, at Licensee's sole cost and expense, when due, as Additional License Fee. "Impositions" shall mean any and all taxes related to the Premises including, without limiting the foregoing, concession fees, ad valorem and use and occupancy or similar taxes, levies, assessments or every kind and character, whether general, ordinary or extraordinary, special, foreseen or unforeseen, which may be taxed, assessed, levied or imposed upon or against the Premises, the Building, the Land thereunder, any other structure or improvement within the Land or newly acquired adjacent land which becomes part of the Common Areas or Building Systems, and the leasehold estate created hereby, or which may arise out of Licensee's use, development, and operation of the Premises and its business conducted thereon, or any special service district charges imposed on the Premises or any part thereof (all such real estate taxes, general or special assessments, water and sewer License Fees, rates and charges, connection fees, impact fees, charges for public utilities, excises levies, license and permit fees, and other federal, Commonwealth, state, or local governmental charges imposed on the Premises, whether general, special, ordinary or extraordinary).

(a)	Licensee's share of Impositions, due and payable during the Term, shall commence on the Commencement Date and shall be determined as follows:

i.	If, and for so long as, the Premises shall be listed as a separate and independent tax parcel on the governmental tax rolls, Licensee shall pay all Imposition for the Premises on or before the due date thereof directly to the applicable taxing authorities, and upon Licensor's request, provide proof of payment of such Impositions to Licensor. In addition Licensee shall pay to Licensor, as Additional License Fee, its share of all Impositions on the Land, Common Areas and Building Systems; which shall be determined by multiplying the amount of each Imposition by Licensee's Occupancy Share.

ii.	If, and for so long as the Premises are not listed as a separate and independent tax parcel on the governmental tax rolls, Licensee shall pay to Licensor, on the first day of each month in advance, an amount equal to 1/12 of all the Impositions corresponding to the Premises, as follows:

1.	Licensee shall pay all the Impositions on the Premises (which includes all alterations, structures and improvements). If the Impositions or assessed valuation for the Premises alone is shown on the governmental tax bill, or if said assessed value or Impositions on the Premises is readily determinable from the assessor's records so that the known tax rate can be applied to said assessed value, the Premises Impositions shall be so computed. However, if the Premises Impositions or assessed value is not separately shown on the tax bill, or is not readily determinable from the assessor's records, then the Impositions allocable to the Premises for purposes of this paragraph shall be determined by multiplying the amount of Impositions on all of the buildings and improvements located in the Building by Licensee's Occupancy Share. The result determined thereby shall be Licensee's Imposition relating to Licensee's Building; and

2.	Licensee shall pay all Impositions on the Land. Licensee's Impositions on the Land shall be determined by multiplying the amount of Impositions on the Land by Licensee's Occupancy Share.

(b)	Impositions shall not include late payment penalties or interest due as a result of Licensor's late payment of any Impositions. In the event Licensee has paid punctually its pro rata share of the property taxes applicable to the Premises, it shall not be responsible for any penalties or interest, assessed to the Premises, Building and/or the Licensor for late payment, nor shall such penalties or interest be included in the computation of Operating Expenses and shall include all available discounts for early payment.

(c)	Notwithstanding anything to the contrary contained herein, Licensee shall be responsible for paying any impact or connection fees imposed by Internet and telecommunication providers, PRASA, PREP A or DTOP as a result of, or in connection with, Licensee's Work, which are assessed, levied or imposed on Licensee or on the Premises by said public utilities and government agencies.

(d)	Licensee shall be responsible for paying its share of any tax or charge levied for fire protection, streets, sidewalks, road maintenance, or other services provided to the Premises or the Building by any governmental agency. Licensee's Impositions on this tax shall be determined by multiplying the amount of Impositions by Licensee's Occupancy Share.

7.02	Payment of Impositions. To the extent applicable, Licensee shall pay to Licensor within thirty (30) days following receipt of invoice from Licensor the Impositions pursuant to Section 7.01 hereof. In the event Impositions are directly assessed against Licensee, Licensee shall pay such Impositions as directed by the taxing authority. Licensee shall deliver to Licensor a copy of the tax bill provided by the government, within thirty (30) days of receipt of the same, and shall provide evidence satisfactory to Licensor of the payment therefor within five (5) days of the due date of such Impositions.

7.03	Personal Property Taxes. Licensee shall pay before any fine, penalty or interest accrues, and in any event before delinquency, every tax, assessment, license fee, excise, fine or penalty for violation of the Commonwealth of Puerto Rico Closing Laws and other charge, however described, which is separately imposed on or levied, assessed or charged against Licensee by any governmental or quasi-governmental authority having jurisdiction, including, without limitation, upon or on account of Licensee's:

(a)	Operations at, occupancy of, or conduct of business in or from, the Premises; and

(b)	Fixtures or personal property in or on the Premises.

If the assessment, fine, penalty, tax or other charge relating to items (a) or (b), above, is imposed or levied on Licensor, Licensee shall pay to or reimburse Licensor such portion of any amounts payable under this section, within thirty (30) days after receipt of a written statement setting forth the applicable taxes, and Licensor shall remit such amounts to the appropriate authorities as the same become due and payable.

7.04	Sales or Use Tax on License Fee. Licensee covenants and agrees to pay Licensor, as Additional License Fee hereunder, any present or future sales, use or commercial rental tax imposed on Licensor's receipt of License Fee or income from the Premises or the Building (excluding Licensor's federal or state income, inheritance, or estate taxes).

7.05	Contesting Taxes. Licensee shall have the right to contest or review by legal proceedings, as permitted under applicable law, any assessed valuation, real estate tax, or assessment; provided that, unless Licensee has paid such tax or assessment under protest, Licensee shall furnish to Licensor (i) proof, reasonably satisfactory to Licensor, that such protest or contest may be maintained without payment under protest; and (ii) a surety bond, or other security reasonably satisfactory to Licensor, securing the payment of such contested item or items and all interest, penalty, and cost in connection therewith upon the final determination of such contest or review. Licensor will, if it determines it is reasonable to do so, and if so requested by Licensee, join in any proceeding for contest or review of such taxes or assessments, but the entire cost of such joinder in the proceedings (including all costs, expenses, and attorney's fees reasonable sustained by Licensor in connection therewith) shall be borne by Licensee. Any amount already paid by Licensee and subsequently recovered as the result of such contest or review, shall be for the account of Licensee.

7.06	Tax Adjustment. It is agreed by the parties herein that in the event the amount paid for Taxes by Licensor as herein defined is changed by the pertinent governmental authorities before the end of the calendar year, the Licensor shall have the right to increase Licensee's Estimated Operating Expense's payments so as to include this additional expense.

8.	USE OF THE PREMISES

(a)	Licensee shall use and occupy the Premises only for the Permitted Use stated in the Memorandum of License.

(b)	Without limiting the restrictions on use contained in this Section, Licensee specifically agrees not to use or permit any other person to use the Premises for any of the purposes, or for the manufacture, storage, shipping or receiving (except for supplies and stock for, and other activities ancillary to, Licensee's own business); or for any purpose other than the Permitted Use as defined in the Memorandum of License, the License Agreement and its Exhibits.

(c)	Licensee shall not commit any waste or allow any nuisance on the Premises.

(d)	Licensee shall not place a load upon any floor of the Premises exceeding the lesser of the floor load per square foot for which it was designed to carry or, that which is permitted. Pursuant to the above, Licensor agrees to provide Licensee within ten (10) days from the information request with a list of the possible alternatives for the safe location of all safes, business machines and mechanical equipment to be located at the Premises, and Licensee agrees not to place any of the aforementioned equipment in a location other than any of the alternatives suggested by Licensor. Such installations shall be placed and maintained at Licensee's expense, in settings sufficient, in Licensor's reasonable judgment, to absorb and prevent vibration, noise, and annoyance.

(e)	Licensee, and all Persons Within Licensee's Control, shall faithfully observe and comply with all existing Licensor rules and regulations as stated in Exhibit B, as well as any other that Licensor may reasonably make and may communicate in writing to Licensee, which, in the reasonable judgment of Licensor, shall be necessary or desirable for the, reputation, safety, care or appearance of the Building and the Building Systems, or the preservation of good order therein, or the operation or maintenance of the Building and Building Systems, or the comfort of Licensees or others in the Building. Notwithstanding, in the case of any conflict between the provisions of this License and any such rules or regulations, the provisions of this License shall control. Nothing contained in this License shall be construed to impose upon Licensor any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other License as against any other Licensee, and provided further that Licensor shall not be liable to Licensee for violation of the same by any other Licensee, its servants, employees, agents, visitors, invitees, sub Licensees or licensees. The right to dispute the reasonableness of any additional rule or regulation upon Licensee's part shall be deemed waived unless the same shall be asserted by service of a notice in writing upon Licensor within ten (10) days after the giving of notice of the making of the rule or regulation to Licensee. Notwithstanding the foregoing, Licensor agrees not to enforce the Rules and Regulations against Licensee in a discriminatory manner and to use commercially reasonable efforts to enforce compliance by other Licensees in the Building with the rules and regulations contained in their respective Licenses to the extent that the failure of Licensor to enforce such compliance, shall have a material adverse impact on Licensee with respect to Licensee's use of the Premises. Any amendment or new regulations shall become effective six (6) days after notice to Licensee.

(f)	Licensee acknowledges that Licensor will suffer irreparable injury in the event of a breach of any of the covenants it makes in this Section and agrees that, in the event of such breach, Licensor shall be entitled, in addition to any other remedies, to an injunction to restrain the violation thereof. A breach by Licensee of the covenants under this Section (after notice and the expiration of the applicable cure period) shall also constitute an Event of Default.

(g)	Licensee shall have non-exclusive use of the Common Areas, in common with others, subject to reasonable terms and conditions of this License Agreement and to the Rules and Regulations.

9.       ALTERATIONS AND FIXTURES

9.01	Alterations or Improvements. Licensee may, at any time during the Term, at its cost, make alterations, improvements or additions to the Premises (collectively "Alteration" or "Alterations") with the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. Licensor expressly reserves the right to exclude from the Building any person, firm or corporation attempting to perform any work or act as construction contractor or manager without Licensor's prior written consent. Licensor shall have, at its option, the right to enter the Premises to inspect and to insure that the work is being or has been performed in compliance with the plans and specifications approved by Licensor. Licensee shall be obligated at the License Termination to remove any Alterations.

All Alterations: (i) shall be made at Licensee's own cost and expense and at such times and in such manner as Licensor may from time to time designate; (ii) shall comply with all Legal Requirements; (iii) shall be made promptly and in a good and workmanlike manner using Building standard or higher quality materials; and (iv) shall not affect the appearance of the Building, or be visible from the exterior of the Building, it being Licensor's intention to keep the exterior appearance of the Building reasonably uniform (and, in pursuance thereof, Licensor shall have the right to approve the appearance of all such Alterations, including ceiling heights, blinds, lighting, signs and other decorations).

In the event that Licensor submits the plans and specifications referred to above to Licensor's architects and/or engineers for review, Licensee shall reimburse Licensor as additional License Fee for Licensor's reasonable, actual out-of-pocket expenses incurred with respect to review by bona fide third parties in connection with such review within thirty (30) days after written notice to Licensee of the amount of such expense.

Before construction. Prior to commencing the performance of any Alterations, Licensee shall furnish to Licensor: (i) plans and specifications (to be prepared by a licensed architect or engineer engaged by Licensee, at its sole cost and expense), in sufficient detail to be accepted for filing with appropriate governmental agencies. Licensee shall not commence the performance thereof, unless and until Licensor has given written consent to said plans and specifications; (ii) a certificate evidencing that Licensee (or Licensee's contractors) has (have) procured and paid for worker's compensation insurance, as required by law, covering all persons employed in connection with the work who might assert claims for death or bodily injury against Licensor, Licensee, the Land and/or the Building; (iii) such additional personal injury and property damage insurance (over and above the insurance required to be carried by Licensee pursuant to the provisions of Section 22 below), and builder's risk, fire and other casualty insurance, as Licensor may reasonably require in connection with the work to be done for Licensee, provided that the same is commercially reasonable and consistent with that required by Licensors of comparable buildings; (iv) at Licensee's expense, all permits, approvals and certificates required by any governmental body; and (v) if Licensor so requests, a surety company performance bond in form and substance satisfactory to Licensor (procured at Licensee's own cost and expense), issued by a surety company acceptable to Licensor, or other security satisfactory to Licensor, in an amount equal to, at least one hundred (100) percent of the estimated cost of such Alterations, guaranteeing to Licensor the completion thereof and payment within a reasonable time, free and clear of all liens, encumbrances, chattel mortgages, security interests, conditional bills of sale and other charges, and in accordance with the plans and specifications approved by Licensor.

After construction. Within fifteen (15) days after completion of construction work, Licensee shall provide Licensor with: (1) a copy of all permits, including use permits; (2) additional insurance, if required by Licensor; (3) guarantees and warranties of all equipment attached to the Premises; (4) certificate of completion from architects and/or engineers and licensed electricians and plumbers; and (5) a copy of all construction costs and expenses as evidenced by paid invoices or a final itemized report of the cost of the improvements certified by an independent public accountant. Licensee shall be liable to Licensor, or to any other person, for any failure or diminution of any Building Systems or Services, caused by Alterations or repairs made by Licensee or by Persons within Licensee's Control, notwithstanding Licensor's consent thereto or to the plans and specifications therefore. Licensee shall promptly correct any faulty or improper Alteration or repairs made by Licensee or by Persons within Licensee's Control, and shall repair any and all damage caused thereby. If Licensee fails to make such corrections and repairs within thirty (30) days' notice from Licensor to Licensee (except in an emergency, in which case no notice shall be required), Licensor may make such corrections and repairs and charge Licensee for the reasonable and actual cost thereof. Such charge shall be deemed Additional License Fee, and shall be paid by Licensee to Licensor within ten (10) days after written bill to Licensee for the amount thereof.

9.02	Mechanic's Liens. Licensee shall pay, when due, all charges for labor or materials furnished to Licensee for Alterations and Fixtures. Licensee shall not allow any mechanic's liens to be filed against the Premises or the Building, unless Licensee provides to Licensor a bond or other surety in the amount required by law to re-License the lien, or Licensee discharges such lien within thirty (30) days after such lien or encumbrance is filed against the Premises.

9.03	Fixtures and Personal Property. Licensee may install in the Premises such trade fixtures, equipment, furniture, and personal property (collectively "Fixtures") as it may consider advisable or necessary for the conduct of its business. All Fixtures, installed by or at the expense of Licensee, shall remain the property of Licensee. Licensee shall, by the Surrender Date, remove all of Licensee's property from the Premises and shall immediately repair any material damage to the Premises caused by the installation and/or removal of such property. If Licensee fails to do so, Licensor may do so at Licensee's cost, and Licensee shall reimburse Licensor for such reasonable and actual costs, within ten (10) business days following delivery of a bill therefore to Licensee.

9.04	Improvements by Licensor. Licensor reserves the right, at any time and from time to time (without thereby creating an actual or constructive eviction or incurring any liability to Licensee therefore), to place such structures and to make such relocations, Alterations, repairs, maintenance and replacements on the Land, to the Building (including the Premises), the Building Systems, and the operation of the Building Systems, as well as in or to the Common Areas and other parts thereof, and to erect, maintain and use pipes, ducts and conduits in and through the Premises, all as Licensor may reasonably, in its good faith business judgment, deem necessary or desirable. However, Licensor shall use commercially reasonable efforts to minimize interference with Licensee's use and occupancy of the Premises or access thereto arising from the making of such repairs, maintenance and Alterations. Notwithstanding the above, any interruption of access to the Premises that substantially affects the office's operations for more than ten (10) consecutive days, due to controllable events by the Licensor, will require an adjustment on Base License Fee.

10.	INDEMNIFICATION

10.01	The Licensee shall, upon timely receipt of notice, defend, indemnify, and hold Licensor harmless from and against any and all suits, claims, losses, damages, and demands (hereinafter, "Claims") arising out of injury or damage occurring at the Premises to the extent it is adjudicated such Claims arose from or out of the negligence, omissions or acts of Licensee, its agents, servants, and/or employees.

In the event Licensor is notified of a claim, action or proceeding which may result in indemnification by Licensee of Licensor as provided above, the Licensor shall give prompt written notice to Licensee and provide all of the complete particulars known by the Licensor. The Licensor shall immediately forward to the Licensee every demand, notice, summons or other process received by Licensor or Licensor's Representatives.

Licensee has the exclusive right and obligation to defend any claim, action or proceeding wherein Licensor is entitled to indemnification under the provisions of this Section, and Licensee may settle any such claim, action, or proceeding without Licensor's consent or approval; provided that Licensee has placed cash in escrow sufficient to settle such claim, action, or proceeding, and has obtained a full unconditional release of Licensor from any further obligation thereto.

Subject to the requirements of its insurance policies, the Licensor will fully cooperate with the Licensee in the defense or settlement of any claim, action, or proceeding.

The Licensee shall be entitled to seek indemnity or contribution from Licensor for any defense costs paid under this Section 10.01 to the extent that it is adjudicated that Licensor was wholly or partially responsible for the Claims. Licensor shall pay, within thirty (30) days of Licensee's statement, the actual expenses to the extent responsible. Unless authorized in writing by Licensor, Licensee shall not abate any expenses payable by Licensor under this paragraph.

10.02	The Licensor shall, upon timely receipt of notice, defend, indemnify, and save the Licensee harmless from and against any and all suits, claims, losses, damages, and demands (hereinafter, "Claims") arising out of injury or damage occurring at the Premises to the extent it is adjudicated such Claims arose from or out of the negligence, omissions or acts of Licensor, its agents, servants, employees, in an amount not to exceed in the aggregate the amounts paid by Licensee to Licensor hereunder.

In the event Licensee is notified of a claim, action or proceeding which may result in indemnification by Licensor of Licensee as provided above, the Licensee shall give prompt written notice to Licensor and provide all of the complete particulars known by the Licensee. The Licensee shall immediately forward to the Licensor every demand, notice, summons or other process received by Licensee or Licensee's Representatives.

Licensor has the exclusive right and obligation to defend any claim, action, or proceeding wherein Licensee is entitled to indemnification under the provisions of this Section, and Licensor may settle any such claim, action, or proceeding without Licensee's consent or approval provided that Licensor has placed cash in escrow sufficient to settle such claim, action, or proceeding, and has obtained a full unconditional release of Licensor from any further obligation thereto.

The Licensee will fully cooperate with the Licensor in the defense or settlement of any claim, action, or proceeding. The Licensor shall be entitled to seek indemnity or contribution from Licensee for any defense costs paid under this Section to the extent that it is adjudicated that Licensee was wholly or partially responsible for the Claims. Licensee shall pay within 30 days of Licensor's statement, as additional License Fee, the actual expenditures, costs, fees, expenses, judgments, penalties, damages and fines sustained or incurred by Licensor (including reasonable counsel and other professional fees and disbursements incurred in connection with any action or proceeding) when applicable under this paragraph.

11.	INSURANCE

11.01	Public Liability Insurance. Licensee shall, at its cost, maintain a Comprehensive General Liability and Property Damage Insurance, including bodily injury, property damage, personal injury and advertising injury with a minimum limit of insurance of $1,000,000.00 per occurrence and $2,000,000 aggregate; and with a Fire Legal Liability coverage in the minimum amount of One Hundred Thousand Dollars ($100,000.00) for loss or damage due to fire and other casualties covered within the classification of fire and extended coverage. Legal Liability coverage covering the Premises and License hold improvements in the Premises and all Licensee's equipment, trade fixtures, appliances, furnishings and personal property, also protection against all perils included in the classification of fire, earthquake, windstorm, vandalism, flood, theft and sprinkler leakage.

11.02	Licensor's Insurance. Licensor shall, as an Operating Expense, maintain on the Premises and the Building a $1,000,000 public liability insurance policy as well as a policy of standard fire and extended coverage (hurricane and earthquake included) insurance, with vandalism and malicious mischief endorsement, to the extent of at least ninety percent (90) of full replacement value. Licensee acknowledges and agrees that Licensor will not carry insurance on Licensee's furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances of Licensee, and agrees that Licensor will not be obligated to repair any damage thereto or replace the same.

11.03	General Requirements. All insurance required under this License shall:

(a)	Be issued by insurance companies authorized to do business in the Commonwealth of Puerto Rico; and

(b)	Contain an endorsement requiring thirty (30) day's written notice from the insurance company to both parties before cancellation or change in the coverage, scope, or amount of any policy.

11.04	Waiver of Subrogation Rights. Anything in this License to the contrary, notwithstanding, Licensor and Licensee each hereby waives any and all rights of recovery, claim, action, or cause of action, against the other, its agents, officers or employees, for any loss or damage that may occur to the Premises, or any improvements thereto, or the complex of which the Premises are a part, or any other tangible property of Licensor or Licensee when such loss is caused by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies referred to herein or is otherwise insured against under an insurance policy maintained by the party suffering such loss or damage, regardless of cause or origin, including any negligence of the other party hereto and/or its agents, officers, or employees, and each party covenants that no insurer shall hold any right of subrogation against such other party. This waiver of subrogation provision shall be effective to the full extent, but only to the extent, that it does not impair the effectiveness of insurance policies of Licensor and Licensee.

11.05	Certificates. All policies shall name Licensor, Licensor’s mortgagees and other interested parties designated by Licensor as additional insured, with a properly executed Waiver of Subrogation and Hold Harmless favorable to the Licensor. The policies shall also provide by endorsement that any loss shall be payable to Licensee, Licensor or other parties additionally insured, as their interest may appear. A certificate of insurance for each insurance policy required by this License shall be deposited with the other party at the commencement of the Term, and, if the policy is renewed, not less than ten (10) days before the expiration of the term of the policy.

11.06	Increases in Insurance. Licensee shall not use or occupy the Premises, or any part thereof, or suffer or permit the same to be used or occupied for any business or purpose deemed to be extra hazardous on account of fire or otherwise, and if by reason of the use and occupancy of the Premises, the rate of the fire insurance on the Building and/or in the premises of other Licensees in the Building shall be increased, then Licensee shall pay the amount of such increase, but it shall not be deemed as a breach of this covenant by Licensee. At the request of Licensor, Licensee shall remedy the condition which caused the increase in the Insurance Premiums within thirty (30) calendar days after such request. Licensee shall not do or cause to be done, or permit on the Premises, anything deemed hazardous on account of fire or other casualty, or anything that may risk or cause the cancellation of Licensor’s insurance policies. Licensee shall not do or permit any act or thing to be done, in or to the Premises, which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Licensor with respect to the Premises or the Building or which shall or might subject Licensor to any liability or responsibility to any person or for property damage.

If any other Licensee in the Building or the Licensor, shall engage in any business or use of a part of the Building or other premises in the Building for any purpose deemed extra hazardous on account of fire or otherwise, and such activity shall cause the Licensee’s insurance to increase, then Licensor and/or the other Licensee or Licensees causing such increase shall pay to Licensee and/or Licensor, as the case may be, an amount equal to the increased cost of Licensee’s insurance attributable to such activity.

11.07	Incident Report – Notice. Licensee shall give immediate written notice to Licensor in case of any kind of injury to any person, accident or damage to or in the Premises or in the Building.

11.08	Business Interruption. This License Agreement and the obligation of Licensee to pay Base License Fee and Additional License Fee and to perform all of the other covenants and agreements hereunder on the part of Licensee to be performed shall in no way be affected, impaired or excused because Licensor is unable to:

(a)	perform or is delayed in the performance of any of its obligations under this License Agreement,

(b)	supply or is delayed in supplying, Licensor Furnished Services or any other service expressly or impliedly to be supplied, or

(c)	make or is delayed in making any repair, additions, alterations or decorations, or

(d)	supply or is delayed in supplying any equipment or fixtures; if Licensor is prevented or delayed from so doing by reason of: (i) strike or labor troubles (ii) any cause whatsoever beyond the reasonable control of Licensor, including government preemption in connection with national emergency, or (iii) any rule order or regulation of any government agency, or (iv) the conditions supply and demand which have been or are affected by war or other emergency, or (v) when, in the judgment of Licensor, temporary interruption of such services is necessary by reason of accident, mechanical breakdown, or to make repairs, alterations or improvements, it being understood and agreed that such failure to perform or delay in performance by Licensor shall not give rise to any claim against the Licensor for damages or constitute a partial or total eviction, constructive or otherwise. Licensee shall, at its option, procure business interruption insurance to cover these loses.

12.       DAMAGE OR DESTRUCTION

12.01	Restoration by Licensor. If, at any time after the execution of this License, the Premises or the Building are damaged in whole or in part, by fire, the elements, or any other cause whatsoever (fire, hurricane and earthquake included) herein named collectively the “Casualty”, Licensor shall, at its cost, immediately restore the Premises and/or the Building to the existing condition they had prior to the Casualty; the restoration shall be completed within a reasonable time, taking into consideration the extent and nature of the damage. Licensor shall have the right to use in connection with the restoration, all proceeds of insurance paid pursuant to Section 11 above by reason of such Casualty. If Licensor is required or elects to repair and/or rebuild the Premises, Licensor shall not be obligated to expend for such repair and/or rebuilding, an amount in excess of the insurance proceeds recovered as a result of such damage. Licensor's obligation to repair and/or rebuild shall in any event be limited to restoring Licensor's work in the Premises to substantially the condition in which the same existed prior to the casualty.

12.02	Cooperation. After any such Casualty, Licensee shall cooperate with Licensor's restoration by promptly removing from the Premises all of Licensee's property, when so required.

12.03	Termination of License. If for any reason, the Premises or the Building are not or cannot be restored pursuant to Subsection 12.01 within ninety (90) days, or if Licensor does not substantially complete repair and restoration, as required within a reasonable period after the date of the Casualty, which period shall not exceed one hundred and eighty (180) days after the occurrence of the Casualty, either party may terminate this License upon written notice to the other. Licensor may notify at any moment after the casualty; Licensee may terminate after one hundred and eighty (180) days of the Casualty. In such event, Licensee agrees to vacate the Premises and to surrender and deliver the same to Licensor as if the date of the Casualty was the Termination Date, provided however, that any Full License Fee owed shall be paid up to such date of termination.

13.       CONDEMNATION

13.01	If any part of the Premises is taken as a result of condemnation or expropriation proceedings and as a result of which the normal use by Licensee of the Premises is substantially impaired, then Licensee may terminate this License upon thirty (30) days prior written notice to Licensor.

If the use of the Building as an office building is substantially impaired as a result of condemnation or expropriation proceedings, the Licensor may terminate this License upon a thirty (30) days prior written notice to Licensee.

Licensor shall be entitled to receive the entire award without deduction, for any estate vested in Licensee. The Licensee shall be entitled only to receive from Licensor the undepreciated value of Licensee's improvements and Alterations, being understood that the same shall be depreciated by the number of years included in the Term. Nevertheless, Licensee shall have the right to file a separate action against condemnor to be compensated for any relocation expenses.

In the event Licensee effects additional improvements and/or Alterations during the Term of the License, the same shall be depreciated by the remaining number of years in the Term of the License.

13.02	Taking by condemnation or eminent domain hereunder shall include the exercise of any similar government action and any sale, transfer or other disposition of the Building or the Land in lieu of or under threat of condemnation. The word "Building" as used in this Section, shall only mean, the Premises, parking area and access ways thereto and common Building facilities.

If for reason of the condemnation, the Building is affected in such a way that it cannot substantially serve for its intended use, then either party may terminate this License upon written notice to the other.

14.       ASSIGNMENT

Any related or affiliated company, future or in existence, who informs the Premises as its designated physical office to at present or in the future, that designates in the Department of State of Puerto Rico the Premises as its office, shall be considered as an assignee under this License Agreement and shall become jointly and severally liable ("solidariamente responsible") to Licensor for the strict performance of the terms and conditions of this License Agreement herein contained. Licensee may also assign or sublet the Premises, or a portion thereof, only with Licensor's previous written consent, which shall be granted or withheld upon its sole discretion. Sub- Licensee or Assignee, as the case may be, shall keep the same use of the Premises as herein permitted and which in no manner shall contravene that of any other License entered by Licensor with another Licensee. In such event, Licensee, jointly with the assignee or sub lessee, as the case may be, shall remain liable to Licensor for the strict performance of the terms and conditions of this License Agreement.

15.       DEFAULT

15.01       Licensee's Default - Definition. Licensee shall be in default under this License if Licensee (or any affiliated entity):

(a)	Fails to pay any License Fee or Additional License Fee within ten (10) days from the date when the same becomes due.

(b)	Fails to pay when and as due any License Fee or Additional License Fee three (3) times during any twelve month period.

(c)	Fails to perform any other provision of this License, if the failure is not cured within thirty (30) days, after written notice thereof, is given by Licensor to Licensee; if the default cannot reasonably be cured within thirty (30) days, Licensee shall not be in default if such default can be cured in sixty (60) days, and Licensee commences to cure it within the aforesaid period and diligently continues thereafter to cure the default.

(d)	Fails to abide by the Rules and Regulations as they may be adopted or modified from time to time.

(e)	The License Agreement is assigned or transferred in any manner or shall, by operation of law, pass to or devolved upon any party without the prior written consent of Licensor, except as provided on Section 14 of the License.

(f)	Is in default with respect to any other agreement with Licensor or any of its affiliates.

15.02	Nature of Notice. Licensor shall not be required to issue notice for non-payment of License Fee. Notices given under Sections 15.01 (c) and 15.04 shall specify the alleged default and the applicable License provisions.

15.03	Licensee's Default - Remedies. Licensor may, if Licensee does not cure a default pursuant to Section 15.01 above, and in addition to any other remedies provided at law and in equity, cure the default at Licensee's expense. In addition, Licensor may terminate this License. If Licensor pays any reasonable sum because of a Licensee's default, such sum shall be reimbursed by Licensee to Licensor as Additional License Fee, within fifteen (15) days of its receipt of invoice.

15.04	Licensor's Default- Definition. Licensor shall be in default of this License if it fails to perform any provision of this License, and if such failure is not cured within thirty (30) days, after written notice thereof is given by Licensee to Licensor. If the default cannot reasonably be cured within thirty (30) days, then Licensor shall not be in default of this License if it commences to cure the default within the thirty-day-period and diligently continues to cure the same. In the event Licensor is in default, Licensee shall have the right to terminate this License and to file the appropriate action in the pertinent court of justice, to seek whichever remedy it might deem appropriate.

15.05	Interest. In the event that any sum owed under this License is not paid when due, then the same shall bear interest at the rate of Late Payment Charge specified in the Memorandum of License.

15.06	Utilities and Services. Upon occurrence of any Event of Default under this License Agreement, Licensor shall not be obligated to continue providing Licensee with any services, including utilities, if after proper written notice; Licensee has not cured such Event of Default. Thus, Licensor reserves the right to cut or interrupt such services after the curing period ends, without any additional notice.

15.07	Early Termination. In the event of any termination of this License pursuant to the provisions of this section, or if Licensor shall re-enter the Premises, Licensee shall thereupon pay to Licensor: the Monthly Base License Fee, Additional License Fee and any other charges payable hereunder by Licensee to Licensor up to the time of such termination of this License, plus the unamortized License Fee Rebates and/or Construction Allowance (if any), and the actual expenses incurred or paid by Licensor in terminating this License or of re-entering the Premises and securing possession thereof, including reasonable attorney's fees and costs of removal and storage of Licensee's property, and Licensee shall also pay to Licensor damages as provided in this contract.

15.08	Re-letting. Licensor will be entitled to retain all monies, if any, paid by Licensee to Licensor, whether as advance License Fee, security deposit or otherwise, but Licensor will credit such monies against any Monthly Base License Fee, Additional License Fee or any other charge due from Licensee at the time of such termination or re-entry. In the event Licensor re-enters the Premises and if this License is not terminated, Licensor may (but shall have absolutely no obligation to do so), as agent for Licensee, re-let the whole or any part of the Premises for any period equal to, greater or less than the remainder of the original term of this License, for any sum which Licensor may deem suitable, including License Fee concessions, and for any use and purpose which Licensor may deem appropriate. Such re-letting may include any improvements, personal and trade fixtures remaining in the Premises. License Fee received by Licensor pursuant to this section, shall be credited to the balance of License Fee payable by Licensee under this License Agreement, less Licensor's reasonable expenses in re-letting the Premises (which shall include, among others: broker fees, remodeling expenses, and all legal costs). Nothing contained herein shall be construed as limiting or precluding the recovery by Licensor against Licensee of any payments or damages to which, in addition to the damages particularly provided above, Licensor may lawfully be entitled by reason of any default hereunder on the part of Licensee. The failure or refusal of Licensor to re-let the Premises or any part or parts thereof, or the failure of Licensor to collect the License Fee thereof under such re-letting, shall not re-License or affect Licensee's liability for damages.

15.09	Bankruptcy. If during the License Term Licensee shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of Licensee, or of all or substantially all of its assets; or (ii) file a voluntary petition in bankruptcy; or (iii) make a general assignment for the benefit of creditors; or (iv) file a petition or an answer seeking reorganization (other than a reorganization not involving the liabilities of Licensee) or arrangement with creditors, or take advantage of any insolvency law; or (v) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) if an order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Licensee a bankrupt or insolvent, or approving a petition seeking reorganization of Licensee (other than a reorganization not involving the liabilities of Licensee) or appointment of a receiver, trustee or liquidator of Licensee, or of all or substantially all its assets, and such order, judgment or decree shall continue in effect for sixty (60) calendar days, the terms of this License Agreement and all rights, title and interest of Licensee hereunder shall expire as fully and completely as if that day were the date herein specifically fixed for the Termination Date, and Licensee will then quit and surrender the Premises to Licensor, but Licensee shall remain liable as hereinafter provided. Notwithstanding any provisions in any applicable law or in this License Agreement to the contrary, in no event shall this License Agreement be considered an asset of Licensee's estate in bankruptcy or insolvency under any applicable law, or of any Receiver or Trustee with respect thereto.

15.10	Cross-Default. If the term of this License shall be terminated or terminable because of a default by the Licensee, such fact shall empower Licensor, at Licensor's sole option, to hold Licensee in default of this License and to terminate any License for any space in the Building or any other property owned and operated by Licensor or its affiliate under which Licensee, subsidiaries or affiliates is now or hereafter the party identified as the Licensee or lessee ("Other License") and to terminate such Other License by notice to Licensee or to exercise any of the rights or remedies set forth in Section 15.03. The term Default is defined in Section 15.01. A Default by Licensee under this License shall be deemed to be a default by Licensee under any other agreement between Licensee (or its affiliates) and Licensor (or its affiliates).

15.11	Licensee to Remain Liable. No expiration or termination of this License pursuant to Section 15.07 (early termination), or by operation of law or otherwise, and no repossession of the Premises or any part thereof pursuant to Section 15.08 or otherwise, and no relating of the Premises or any part thereof pursuant to Section 15.08, shall relieve Licensee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or relating.

16.	SUBORDINATION

This License, and all of the rights of the Licensee hereto, are hereby made subject and subordinate at all times to all concessions, ground or underlying leases, including any ground lease entered into by the Licensor as tenant thereunder, and to all mortgages which may now or hereafter affect the real property from which the Premises are a part, and to all renewals, modifications, consolidations, replacements and extensions thereof. Licensee agrees that this License is subject in all respects to the concession held by Licensor and Licensee will never take any action, assert any claim, or attempt either of the foregoing, that could compromise such concession.

This clause shall be self -operative, and no further instrument of subordination shall be required to subordinate to any ground or underlying lease or leases, mortgages, now or hereafter in effect. In confirming of such subordination, Licensee shall execute promptly any reasonable certificate, document or deed that the Licensor may request.

The use and occupancy of the Licensee shall not be disturbed by Licensor, or Licensor's mortgagee or Licensor's lessor, so long as Licensee is not in default under the License. Licensor shall use reasonably commercial efforts to obtain a non-disturbance agreement from any current License Fee or future mortgagee of Licensor.

17.       NOTICES

Any notice pursuant to this License shall be either personally delivered or sent by prepaid, first class mail, or by fax and shall be in writing and delivered by a nationally recognized overnight air courier service (such as Federal Express) or by United States Postal Service, registered or certified mail, return receipt requested. Any notice shall be addressed to the address stated in the first page of the Memorandum of License. Either party may change its address by written notice to the other party. Any notice shall be deemed to have been delivered and received on the earlier of the date actually received, or on the date of the first business day after having been delivered to a nationally recognized overnight air courier service for "next business day" delivery or on the third business day after having been deposited with the United States Postal Service registered or certified mail, return receipt requested.

18.       SURRENDER OF PREMISES

18.01	Surrender. Upon the expiration or sooner termination of the Term, Licensee shall surrender the Premises to Licensor broom clean and in good order and condition except for:

(a)	Ordinary wear and tear;

(b)	As otherwise provided in Section 7 above; and

(c)	Damage or destruction by any casualty not covered by insurance.

18.02	Removal of Personal Property. Upon the License Termination, Licensee shall remove any Fixtures it may deem desirable, provided it shall repair any damage to the Premises caused by such removal. In the event Licensee does not remove its personal property from the Premises within ten (10) days after Licensee has vacated or abandoned the premises, then such property shall be deemed abandoned by Licensee and at Licensor's option, shall be conclusively deemed to have been conveyed by Licensee to Licensor as by bill of sale without any payment or credit by Licensor to Licensee; thus Licensor may dispose of the same without liability to Licensee, at Licensee's cost and expense. For this section "vacated" shall mean when Licensee gives Licensor the keys to the Premises, and "abandoned" shall mean when Licensee fails to open to the public the Premises for twenty (20) consecutive days.

18.03	Holding Over. If Licensee does not surrender the Premises on or before the Termination Date specified in Licensor's Termination Notice, Base License Fee shall be automatically increased to one hundred and fifty percent (150) of the then current market License Fee License Fee (the "Occupancy Payment"), and in addition Licensee must continue to pay all Additional License Fee. The Holding Over shall not be deemed a renewal of the License, but all the applicable Terms of this License shall continue to govern the relation between the parties. Licensee shall make the Occupancy Payment, without notice or previous demand therefore, on the first day of each and every month during the Hold Over Period. The receipt and acceptance by Licensor of all or any portion of the Occupancy Payment shall not be deemed a waiver or acceptance by Licensor of Licensee's breach of Licensee's covenants and agreements or a waiver by Licensor of Licensor's right to institute any summary holdover proceedings against Licensee, or a waiver by Licensor of Licensor's rights to enforce any of Licensor's rights, or pursue any of Licensor's remedies against Licensee in such event as provided for in this License or under law.

18.04	Damages. In addition to making all required Occupancy Payments, Licensee shall, in the event of Licensee's failure to surrender the Premises on the Surrender Date as and in the manner aforesaid, also indemnify and hold Licensor harmless from and against any and all cost, expense, damage, claim, loss or liability directly resulting from any delay or failure by Licensee in so surrendering the Premises, including any consequential damages suffered by Licensor and any claims made by any succeeding occupant founded on such delay or failure, and any and all reasonable attorneys' fees, disbursements and court costs incurred by Licensor in connection with any of the foregoing.

19.	LEGAL REQUIREMENTS

(a)	Licensee, at its sole cost and expense, shall at all times timely comply with all present and future Legal Requirements with respect to the Premises, whether or not arising out of Licensee's use or manner of use thereof, or with respect to the Building if arising out of Licensee's use or manner of use of the Premises or the Building, including the Permitted Use under this License Agreement.

(b)	Licensee shall not do, and shall make all reasonable efforts not to permit Persons within Licensee's Control to do, any act or thing in or upon the Premises or the Building which will violate any Legal Requirements. Licensee shall, at Licensee's cost and expense, comply with all Legal Requirements, whether now in effect or hereafter enacted or issued, and whether or not any work required shall be ordinary or extraordinary or foreseen or unforeseen at the date hereof.

(c)	Licensee shall be responsible for the cost of all present and future compliance with The Americans with Disabilities Act of 1990, Public Law 101-336, 42 U.S.C. § 12101 et seq. (herein called the ''Disabilities Act") in respect of the Premises, except to the extent that it would require Licensee to make any Structural Alterations within the Premises (i.e., alterations to the slab, support columns and facade) or to make any modifications to Building Systems located within the Premises.

(d)	Licensee shall only be obligated to comply with the performance of any Legal Requirements requiring any Structural Alteration of the Premises or any modification to the Building Systems located within the Premises if such Alteration or modification to the Building Systems shall be required by reason of a condition which has been created by, or at the instance of, Licensee or Persons Within Licensees Control or a breach of any of Licensee's covenants and agreements hereunder.

(e)	Licensee may, after securing Licensor to Licensor's satisfaction against all damages, interest, penalties and expenses, including, but not limited to, reasonable attorneys' fees, contest and appeal any such laws, ordinances, orders, rules, regulations or requirements provided that Licensee files such contest or appeal with reasonable promptness and, should the outcome of the appeal be unfavorable to Licensee, it may be remedied monetarily and shall not subject Licensor to prosecution for a criminal offense, constitute a default under any agreement or mortgage under which Licensor may be obligated, or cause the Premises or any part thereof to be condemned or vacated.

(f)	OFAC Compliance

i.	Licensee represents and warrants that: (a) Licensee and each person or entity owning an interest in Licensee is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OF AC") and/or on any other similar list maintained by OF AC, pursuant to any authorizing statute, executive order or regulation (collectively, the "List"); and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (b) none of the funds or other assets of Ten ant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined); (c) no Embargoed Person has any interest of any nature whatsoever in Licensee (whether directly or indirectly); (d) none of the funds of Licensee have been derived from any unlawful activity with the result that the investment in Licensee is prohibited by law or that this License is in violation of law; and (e) Licensee has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term "Embargoed Person" means any person, entity or government subject to trade restrictions under U.S. Law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. I et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Licensee is prohibited by law or Licensee is in violation of law.

ii.	Licensee covenants and agrees to: (a) comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect; (b) to immediately notify Licensor in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph, are no longer true or have been breached or if Licensee has a reasonable basis to believe that they may no longer be true or have been breached; ( c) not to use funds from any "Prohibited Person" (as such term is defined in the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Licensor under this License; and (d) at the request of Licensor, to provide such information as may be requested by Licensor to determine Licensee's compliance with the terms hereof.

iii.	Licensee hereby acknowledges and agrees that Licensee's inclusion on the List at any time during the term, shall be an Event of Default under this License Agreement. Notwithstanding anything herein to the contrary, Licensee shall not permit the Premises or any portion thereof, to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be an Event of Default of this License Agreement. Licensee shall indemnify and hold Licensor harmless and against from all losses, damages, liabilities, cost and expenses (including, without limitation, reasonable attorneys' fees and expenses) that are incurred by Licensor and/or its affiliates that derive from a claim made by a third party against Licensor and/or its affiliates arising or alleged to arise from a misrepresentation made by Licensee hereunder or a breach of any covenant to be performed by Licensee hereunder.

20.       DEFINITIONS

The terms defined in the Memorandum of License are incorporated into this License Agreement. The following additional terms shall have the meaning stated in this Section and in other parts of this License.

20.01	Alterations- shall include all installations, changes, modifications, restorations, renovations, decorations, replacements, additions, improvements and betterments (such as removal or installation of partitions, doors, electrical installations, plumbing installations, water coolers, heating, ventilating and air conditioning or cooling systems, units or parts thereof or other apparatus of like or other nature) made in or to the Premises or the Building whether structural or non-structural. The term "Structural Alterations" shall include any Alterations involving or affecting: (i) the exterior, roof or foundation of the Building; (ii) any supporting members or structural elements of the Building; (iii) any Building Systems outside (or serving parts of the Building outside) of the Premises; or (iv) any Common Areas of the Building.

20.02	Additional License Fee- shall refer to all payments required as detailed in this License, by any concept other than Base License Fee.

20.03	Affiliated Company- shall refer to any corporation or company duly constituted and registered to do business in the Department of State of the Commonwealth of Puerto Rico which is under Licensee's control, since Licensee owns outright at least 75 of its stock or member's participation.

20.04	Building - shall mean and include the structure and other improvements constructed, or as may in the future be constructed, in the Common Areas, on the Land, and related plazas (if any), curbs, sidewalks and appurtenances known by the address and Building Name stated in the Memorandum of License.

20.05	Building Systems - shall mean and include ventilation, air conditioning systems, elevators, water, sewerage, toilet, plumbing, sprinkler, electric, wiring and mechanical systems, now or hereafter installed in the Building, and the fixtures, equipment and appurtenances thereof, and all other mechanical devices, fixtures, equipment, appurtenances and systems installed by Licensor in the Building.

20.06	Business Days- shall mean all days other than Saturdays, Sundays and Holidays. The term "Holidays" shall be deemed to mean all dates in Exhibit C.

20.07	Calendar Year - shall mean the period from January 1 through December 31 of each year.

20.08	Common Areas - shall mean all areas and facilities in and about the Building which are provided and designated from time to time by Licensor for the general non-exclusive use and convenience of Licensees, their employees, invitees, licensees, and visitors in general, including such portions of the halls, stairs, lobbies, elevators, street entrances and other public portions of the Building as may be necessary for access to the Premises.

20.09	Default Rate- shall be the rate specified as the Late Payment Charge in the Memorandum of License.

20.10	Expected Operating Expense - shall include all costs and expenses projected to be incurred by Licensor as an Operating Expense.

20.11	Event(s) of Default- is defined in Section 15.

20.12	Full License Fee or License Fee - shall mean the Base License Fee, Additional License Fee, Late Charges and any and all other sums payable by Licensee to Licensor as provided in this License Agreement.

20.13	Guarantor – shall mean Jeff Thompson.

20.14	Guaranty – is defined in Section 21.02

20.15	Initial Work - shall mean any remodeling done prior to Licensee opening for business, if any, its terms and specifications are defined in Exhibit A-I. If there is no Exhibit A-I, or it is empty of contents, it shall be understood that Licensee accepts the Premises in "as is" condition and Licensor shall not be responsible for any prior remodeling.

20.16	Insurance Premiums - shall mean any and all premiums and costs paid or payable by Licensor or Licensee for fire, earthquake, windstorm and extended coverage, property casualty insurance covering the Building, elevators, machinery, equipment, air conditioning system, and any other machinery and equipment, public liability, License Fee insurance, and any other insurance coverage which Licensor in its reasonable judgment considers necessary or convenient to maintain the Building or the Premises adequately insured.

20.17	Land- shall mean the underlying land where the Building is erected.

20.18	Legal Requirements - shall mean and include all laws, orders, ordinances, directions, notices, rules and regulations of the federal government and of the Commonwealth of Puerto Rico or its municipalities, and of any division, agency, subdivision, bureau, office, commission, board, authority and department thereof, and of any public officer or official, and of any quasi-governmental officials and authorities having or asserting jurisdiction over the Land, Building and/or the Premises.

20.19	Material Changes- shall mean an unforeseen event that affects or modifies adversely the industry (be it by war, terrorism, and change in law or policy) by causing increases on utility rates and/or Taxes due to factors outside of Licensor's control.

20.20	Monthly Base License Fee - shall mean the amount of Annual Base License Fee expressed in monthly terms agreed to between Licensor and Licensee, as stated in the Memorandum of License, for the use of the Premises.

20.21	Operating Expense(s) - shall include all costs and expenses paid or incurred by Licensor or on Licensor's behalf, whether supplied by Licensor or by another person or entity in connection with the ownership, management, repair, maintenance, replacement, restoration or operation of the Building, the Land and any plazas, sidewalks, curbs and appurtenances thereto, as defined in Section 4 of this License Agreement.

20.22	Permitted Use- shall be the purpose for which the Licensee is authorized to use the Premises as stated in the Memorandum of License, but subject to the provisions of this License Agreement, including the compliance with all Legal Requirements, and no other use.

20.23	Persons Within Licensee's Control- shall mean Licensee's Representatives, employees, officers, directors, contractors, successors, Representatives, licensees, agents, suppliers, clients, visitors, invitees, and sub-licensees.

20.24	Pro-rata Share - shall mean the product of the Estimated Operating Expenses multiplied by the "Occupancy Share," as defined in the Memorandum of License.

20.25	Ready for Occupancy- the Premises shall be considered ready for occupancy when all construction, installation and other Initial Work required to be done by Licensor and Licensee, shall have been substantially completed, as determined by Licensor.

20.26	Rules and Regulations - shall mean all those rules and regulations for the operation of the Building as may be adopted, changed or modified from time to time by Licensor.

20.27	Substantial Completion of Construction- shall mean when "Licensor Work" as defined in Exhibit A-l, if any, has been substantially completed, except for certain details of construction, decoration, and mechanical or electrical adjustments which, in the aggregate, are minor in character and do not materially interfere with Licensee's use or enjoyment of the Building in accordance with the provisions of this License.

21.	MISCELLANEOUS PROVISIONS

21.01	Licensor's Warranties. Licensor covenants and warrants that:

(a)	It has possession of the Land and the Building pursuant to a concession and the right to enter into this License;

(b)	It will, subject to the provisions of this License, maintain Licensee in full and exclusive possession of the Premises; and

(c)	If Licensee performs all the agreements, covenants and conditions of this License, Licensee may peaceably and quietly occupy and enjoy the Premises and all rights, easements, appurtenances and privileges according to this License, without interference, lawful or unlawful, of Licensor or any person claiming through Licensor.

(d)	It is a duly organized and validly existing partnership under the laws of the Commonwealth of Puerto Rico and the execution of this License is not a violation of any organizational documents and that said execution has been duly authorized by the partners of the partnership and is binding upon Licensor.

(e)	Licensor covenants, agrees and warrants that, neither the execution nor provisions of this License. violate or breach, or will violate or breach, any term or provision of any agreement, written or oral, with any other person, and that in the event legal proceedings are instituted by any person or entity to prohibit the use, operation or enjoyment of the Property, or any part thereof, as provided in this License.

21.02	Guarantor(s) - Joint and Several Liability. Licensor has required, as a condition to its execution and performance of the License that Guarantor guarantees all obligations of Licensee arising and all sums due by Licensee under the License. This Guaranty is a material inducement to Licensor for the execution and performance of the License. Whereas the Guarantor(s) are the sole shareholders of Licensee and, having a financial interest in Licensee will be benefitted by the License. Accordingly, Guarantor has agreed to execute, deliver and perform this Guaranty. If there are any Guarantors of this License, their names and notification addresses are stated in the Memorandum of License.

(I) therefore each Guarantor individually covenants and agrees to absolutely, unconditionally and irrevocably guarantee Licensor:

(a)	The full and prompt payment when due, whether upon acceleration or otherwise, and at all times thereafter, of any and all License Fees, debts and obligations of Ten ant for the payment of money, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, due or to become due, known or unknown to Guarantor at the item of the execution of this Guaranty, including without limitation, all License Fees, late fees, License Fee adjustments, payments in respect to Operating Expenses, Attorney's Fees, and any other sums which may now be or hereafter become due by Licensee under the License.

(b)	The full, complete and punctual observance, performance and satisfaction of all covenants, terms, conditions, obligations, duties and agreements of Licensee under the License.

(II) This Guaranty is an absolute, irrevocable, present and continuing guaranty of payment and performance and not merely a guaranty of collection. In the event of any default by Licensee under the License, after the expiration of any cure period applicable thereto, Guarantor agrees, on demand by Licensor, to pay all Liabilities then due hereunder, regardless of any defense, right of setoff or claim which Licensee or Guarantor may have against Licensor. In the event that there shall be any default by Licensee, Guarantor in the due and timely performance and observance of the Obligations, shall perform them within five (5) days of Licensor's written notice demanding the performance of Guarantor. Notwithstanding anything to the contrary herein contained, in any action to enforce any of the liabilities or obligations of the Guarantor under this Guaranty, Licensor, at its election, may proceed against the Guarantor with or without: (i) joining Licensee in any such action; (ii) commencing any action against or obtaining any judgment against Licensee; or (iii) commencing any proceeding to enforce or realize upon any collateral or other security which may be given to secure Licensee's obligations under the License, or to obtain any judgment, decree or foreclosure sale with respect thereto. Guarantor agrees that the obligations, covenants and agreements of Guarantor under this Guaranty shall not be affected or impaired by any act of Licensor, or any event or condition except the full, final and unavoidable performance of all Obligations and payment of all Liabilities and any other sums due hereunder.

(III) All of the covenants, agreements and obligations of the undersigned herein contained are joint and several ("solidarias"). The obligations hereunder are independent of the obligations of Licensee, and a separate action or actions may be brought or prosecuted against the undersigned, or any of the undersigned independently (if there is more than one Guarantor), whether any action is brought against Licensee or whether Licensee is joined in any action or actions.

(IV) In the event that the License Agreement is modified, renewed or extended in any respect by agreement between Licensor and Licensee either pursuant to an option granted in the License Agreement or otherwise, or in an event that Licensee holds over beyond the Term of the License Agreement (with or without Licensor's consent) ,then the obligations hereunder of Guarantors shall extend to the full and faithful performance and observance of all of the covenants, terms and conditions of the License Agreement and of any such modification, renewal or extension thereof Guarantors intend that Guarantors shall remain liable hereunder as principal until the full, final and unavoidable performance of all the obligations and the full, final and unavoidable payment of all amounts due by the License Agreement, notwithstanding any fact, act, event or occurrence which might otherwise operate as a legal or equitable discharge of a surety or guarantor.

21.03	Time of the Essence. Time is of the essence of each provision of tills License. Any reference in this License to "days" shall mean calendar days.

21.04	Force Majeure. If any casualty or unforeseeable cause beyond the control of the party with a performance obligation; including, without limitation, acts of God, fires, floods, epidemics, quarantine restrictions, terrorist acts, strikes, failure of public utilities, or unusually severe weather, prevents the performance of tills Agreement by said party, then the parties release one another from any damage so caused thereby and any cure time period shall be extended one day for each day the force majeure situation exists.

21.05	Successors and Assigns. This License shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

21.06	Real Estate Brokers. The parties warrant and represent that no brokers intervened in this transaction, unless so stated in the Memorandum of License. If a broker intervened, the Broker's commission shall be paid by the Licensor; the commission's percentage and time of payment shall be stated clearly in the Memorandum of License. The commission will be calculated from the Base License Fee specified in Section 3.01.

21.07	Applicable Laws and Jurisdiction. This License shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico. In the event of any judicial action by any of the parties herein, they submit themselves to the jurisdiction of the Court of First Instance, San Juan Section of the Commonwealth of Puerto Rico.

21.08	Modification. This License Agreement contains all of the agreements the parties have reached, it supersedes any and all previous accords or agreements, verbal or written. This License Agreement cannot be amended or modified except by a written instrument signed by the authorized Representatives of both Licensor and Licensee.

21.09	The captions of this License shall have no effect on the interpretation of this License.

21.10	Severability. The unenforceability or illegality of any provision of this License shall not render the other provisions unenforceable, invalid, or illegal.

21.11	Exhibits. All exhibit(s) and rider(s), if any, specified in the Memorandum of License shall be deemed incorporated herein and a part of this License as though set forth in full in its body.

21.12	Attorney's Fees. If either party commences an action against the other in connection with this License or the Premises, the prevailing party shall be entitled to recover from the losing party, reasonable attorney's fees and the costs of suit.

21.13	Hazardous Substances. Licensor warrants and represents that, to the best of its knowledge, the Building of which the Premises is a part, is entirely free of asbestos and asbestos containing material and/or any dangerous, toxic or hazardous pollutants, contaminant chemicals, waste, materials or substances, as defined in or governed by the provisions of any federal, state or local law, statute, code, ordinance, regulation, requirement or rule relating thereto, as such provisions may be amended from time to time ("Hazardous Materials").

If at any time during the initial Term of this License any Hazardous Materials are found within the Premises or within a part of the Building and, in the event any applicable governmental regulation requires the removal or abatement of any such Hazardous Materials from any part of the Building of which the Premises is a part, Licensor shall be entirely responsible for all such cost and expenses and shall indemnify and hold Licensee harmless from and against any and all claims made by any party (including, without limitation, those from any employee, invitee, or licensee of Ten ant, or from any governmental authority) relating to or arising out of, or in any way connected with Hazardous Materials which are found within a part of the Building, which shall include any cost related to any such claim or claims (including reasonable attorney's fees).

21.14	Licensee's Signs. Licensee may place its sign on the entrance door to the Premises and/or in the hallways and elevator lobbies on floors which are let by Licensee in its entirety. On floors partially Licensed by Licensee, it may place its sign on the entrance door to the Premises.

21.15	Directory Board. Licensor, at its expense, shall place a directory board in the Building lobby and, at Licensee's option, to be exercised in its sole discretion, shall affix thereto the Licensee's name and the name of each division, subsidiary, affiliate, partner or sub-licensee of Licensee that is located in the Building.

21.16	Limitations on Licensor's Rights. Neither Licensee nor Licensor shall install or permit the installation of any signs, sculptures and/or graphics which adversely reflect on the dignity or character of the Building as a first-class office building.

21.17	Views. If at any time any windows of the Premises shall be temporarily or permanently closed, darkened or covered for any reason whatsoever, including Licensor's own acts, Licensor shall not be liable for any compensation or damage sustained.

21.18	Building Name. Licensee shall not, except to designate Licensee's business address (and then only without emphasis or display) use the name of the Building or any simulation or abbreviation of such name for any purpose whatsoever. Licensor shall have the absolute right at any time, and from time to time upon ninety (90) days' notice to Licensee, to name and change the name of the Building and to change the designated address of the Building. Licensee will discontinue using the name of the Building within one hundred twenty (120) calendar days after Licensor notifies Licensee that the Building is no longer known by such name. Licensor shall not be responsible for any expenses incurred by Licensee in connection with a change in the name of the Building. The Building may be named after any person, or otherwise, whether or not such name shall be, or shall resemble, the name of a Licensee of space in the Building.

21.19	Confidentiality Agreement. The information contained herein this License Agreement shall be deemed confidential, and Licensee agrees that it will keep this information as such. Licensee agrees that he will not, directly or indirectly: (a) disclose or permit the disclosure of the Information to, or discuss with or otherwise reveal, the existence or content of the information to any person or entity, except to its employees, agents or Representatives on a need to know basis who are bound to observe the terms hereof; or (b) use or permit the use of the information (1) in any way detrimental to the Property or Licensor or any of its affiliates, successors and/or assigns; or (2) for any purpose other than evaluating negotiations regarding the Premises. In any event, Licensee shall be responsible for any breach of this Agreement by any of its employees, agents or Representatives and Licensee agrees, at its sole cost and expense, to take all necessary measures (including, but not limited to, court proceedings) to restrain its employees, agents and Representatives from prohibited or unauthorized disclosure or to use the information in any manner not authorized herein.

21.20	Estoppel Certificate. Licensee shall, at any time and from time to time, within ten (10) days of written notice by Licensor, execute, acknowledge and deliver to Licensor, and/or to any other person, firm or corporation specified by Licensor, a statement certifying among other things, that this License Agreement is in full force (or, if there have been modifications, that the same is in full force and effect as modified), stating the dates which the Monthly Base License Fee and Additional License Fee have been paid, and indicating any uncured defaults by Licensor, if any, under this License Agreement.

21.21	Survival. Each and every one of Licensee's obligations set forth in Sections: #3 (License Fee), #4 (Operating Expenses), #9 (Alterations and Fixtures), #10 (Indemnification), #14 (Assignment), #15 (Default), #18 (Surrender of Premises), #21.02, #21.12, and 21.19 shall survive the expiration or sooner termination of this License, whereupon any and all monetary obligations of Licensee pursuant thereto shall be deemed damages recoverable by Licensor.

21.22	Other Provisions. If after exercising due diligence in obtaining the requisite permits, licenses or authorizations necessary to operate the business in the Premises, Licensee fails to obtain the same from the corresponding governmental agencies Licensee may terminate this License provided it provides Licensor with a thirty (30) day notification of its intention to terminate this License for failure to obtain the necessary permits, licenses or authorizations to operate. At such time, Licensor shall reimburse Licensee for its security deposit as provided herein and all contract obligations shall be terminated.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this License as of the day and year written above.

By: ______________________________________

The Yacht Club LLC

by its manager EMSL LLC

by Alex Lemond, its Authorized Representative

By: ____________________________________

______________________

by ____________________, its President

By: ____________________________________

______________________

Guarantor